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                                                                      04/99


                       CENTRAL PACIFIC BANK AND SUBSIDIARY
                      1999 ANNUAL EXECUTIVE INCENTIVE PLAN



PURPOSE:

The purpose of this plan is to reinforce the mission and corporate goals of CPB Inc. and Central Pacific Bank (CPB). The plan is designed to help CPB attract, retain and motivate a talented executive team. This team's performance, both as a team and as individuals, contributes directly to serving CPB's customers and communities, sustaining CPB's strong financial performance, and adding value for the shareholders.


DEFINITIONS:

The following terms will have the indicated meanings throughout this document. Whenever appropriate, words used in the singular may include the plural and vice-versa.

"Plan" will be used throughout as a description of this particular incentive plan.

"Company" will be used throughout as Central Pacific Bank and its subsidiaries.

"Compensation Committee" will be used throughout as the Compensation Committee of the Board of Directors of the Company.

"CEO" will be used throughout as Chairman of the Board and Chief Executive Officer of CPB Inc.

"Participant" will be used throughout as the individual in a given position who is eligible to participate in this Plan.

"Base salary" will be used throughout as the base salary, excluding any other bonus, commission payments, or other extra cash compensation on an annualized basis, paid to the Participant on the last day of the calendar year. For example, a Participant who is paid a monthly salary of $10,000 as of the last day of 1999 will have an annualized base salary of $120,000 for purposes of calculating any annual incentive payment.

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ADMINISTRATION:

The Plan will be administered by the Compensation Committee, as ratified by the Board of Directors, who may delegate certain aspects of recordkeeping and administration to specified individuals, at their sole discretion. The Compensation Committee, or its specific delegates, is given full authority to develop such rules, regulations, record keeping procedures, and communications deemed necessary to administer the Plan and interpret its provisions. Any determination, decision, or action of the Compensation Committee (as ratified by the Board of Directors) in connection with this plan will be considered final and binding upon all Participants and any person validly claiming access to a potential award.

Payment of any award amounts will be made after audited financial statements are made available, but no later than April 1st of the year following the Plan year.

PARTICIPATION:

Any full-time active employee of the Company who has been granted the corporate title of Senior Vice President or above (e.g., Executive Vice President, President) is ELIGIBLE to participate in the plan. The CEO will present annually names, with position responsibility, to the Compensation Committee for approval and inclusion in the Plan. The Board will approve this Participant list no later than January 30 of the plan year. Participants will be notified in writing no later than February 1 of the Plan year. This communication will notify Participants of their participation and the target percentages of their incentive.

To be eligible, the employee must have been placed on full-time active status with the corporate title of Senior Vice President or above, no later than October 1, 1999. Participants becoming eligible after January 1, 1999 will be eligible for consideration of payment, pro-rated by the first day of the month on which they met the eligibility requirements. For example, a Participant meeting eligibility requirements on April 1, 1999 will be eligible, once approved by the Compensation Committee, for consideration for 9/12 or 3/4 of the potential award. Any exception to these minimum eligibility requirements must be recommended by the CEO and approved by the Compensation Committee.

A participant must have received at least an "Accomplished" performance appraisal rating during the calendar year to be eligible for consideration for payment. Any exceptions from this provision must be recommended by the CEO and approved by the Compensation Committee, at their sole discretion.

All participants in this Plan will become INELIGIBLE for participation in ANY OTHER CPB INCENTIVE BONUS PROGRAMS.


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FUNDING:

The plan will be funded according to the success of CPB as measured by the following (a) return on equity (ROE), (b) return on assets (ROA) and (c) Efficiency Ratio. All three criteria are standard banking industry performance measurements.

Each measure will fund the total incentive pool as follows: (a) ROE will fund 50%, (b) ROA will fund 25% and (c) Efficiency Ratio will fund 25%. For each measure, performance below a defined measure will produce no incentive pool; e.g., for 1999 these values are 10.25% for ROE, 1.00% for ROA and 62% for Efficiency Ratio. Each measure will also have a maximum payout percentage; e.g., 150% of the target pool for ROE of 17% and 150% of the target pool for ROA of 1.20% and 150% of the target pool for Efficiency Ratio of 60%. The actual amount of the pool funded will be extrapolated, using the determined scale values, between the minimum funded value of 25% of the pool and maximum of 150%.

The target amounts funded are calculated as the sum of each Participant's target incentive, expressed as a percentage of base salary, multiplied by that individual's base salary.

Total payout to all participants will be limited to twenty (20) percent of the increase in net operating income over the 1999 budget.

The funding of the pool is described graphically in the attached diagram.

ALLOCATION OF AWARDS:

The calculation of any actual awards will be based on each Participant's base salary, annualized, as of the last day of the calendar year (e.g., for this Plan, December 31, 1999).

The awards, expressed as a percentage of base salary, are shown, by corporate title, in the following table; e.g., a target incentive of 25% for Senior Vice President. These target awards will be adjusted by the percentage of the target pool that is funded through corporate performance. For example, if 75% of the pool were funded, the target award for Senior Vice Presidents would be 18.75%.

ACTUAL AWARDS:

Actual awards will be calculated according to the mix of three performance elements shown in the following table: 1) corporate (ROE, ROA and Efficiency Ratio); 2) unit/production objectives; and 3) a discretionary amount.

The unit/production objectives will be agreed upon between each Participant and the immediate supervising Officer by January 30 of the Plan year. These objectives will emphasize those aspects of CPB's performance for which the Participant is held accountable. These objectives will be submitted to the CEO for review and thereafter reported to the Board of Directors for its approval and subsequent filing of the report.


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                              Central Pacific Bank

                               Determining Payouts

====================================================================================================================
                                                 Groups
====================================================================================================================
          Measures                      CEO                 COO               EVP/Group              SVPs
                                                                               Manager
------------------------------- ------------------- -------------------- ---------------------- --------------------
          Corporate                    100%                100%                  50%                 50%
------------------------------- ------------------- -------------------- ---------------------- --------------------
       Unit/Production                   0%                  0%                  25%                 30%
         Objectives
------------------------------- ------------------- -------------------- ---------------------- --------------------
        Discretionary                    0%                  0%                  25%                 20%
------------------------------- ------------------- -------------------- ---------------------- --------------------
            Total                      100%                100%                 100%                100%
------------------------------- ------------------- -------------------- ---------------------- --------------------
        Targets as a                    30%                 30%                  30%                 25%
            % of
         Base Salary
=============================== =================== ==================== ====================== ====================

The discretionary percentages will be recommended by the CEO to the Compensation Committee for approval. These percentages and amounts may be used to reward individual or team accomplishments not specifically measured by either corporate financial performance or specific individual objectives.

PROJECTED COST OF THE PLAN:

See attached for estimates of payouts and list of participants.

TERMINATION OF EMPLOYMENT:

The Participant must remain actively employed by the Company on the last day of the designated calendar year (1999 for this Plan) to be considered eligible for any potential payment under this Plan. The Compensation Committee, at their sole discretion must approve any exceptions to this provision.

NON-TRANSFERABILITY OF AWARD:

An award, or potential award, granted under this Plan shall not be assignable or transferable by the Participant other than by will or the laws of descent and distribution.


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NO RIGHT TO EMPLOYMENT:

This Plan does not constitute a contract between the Company and its employees. Neither establishing this Plan or taking any action as a result of the Plan shall be construed as giving any employee the right to be retained by the Company for any period of time, or to be employed in any particular position, at any particular rate of pay, or to provide any other job-related benefits.

AMENDMENT OR TERMINATION OF PLAN:

The Compensation Committee, with ratification from the Board of Directors, may from time to time or at any time amend or terminate the Plan at their sole discretion. Review and amendment of the Plan is expected annually when a new Plan document will be considered for establishment. Amendment or termination of the Plan is not expected within a Plan year, but that right is retained by the Compensation Committee.


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This Plan has been approved and ratified for the Plan year 1999 on the 14th day of April, 1999 by the CPB Board of Directors as indicated below.

/s/ Joichi Saito                                April 14, 1999
--------------------------------------------   ---------------
/s/ Joseph F. Blanco                            April 14, 1999
--------------------------------------------   ---------------
/s/ Paul Devens                                 April 14, 1999
--------------------------------------------   ---------------
/s/ Alice F. Guild                              April 14, 1999
--------------------------------------------   ---------------
/s/ Dennis L. Hirota                            April 14, 1999
--------------------------------------------   ---------------
/s/ Clayton K. Honbo                            April 14, 1999
--------------------------------------------   ---------------
/s/ Stanley W. Hong                             April 14, 1999
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/s/ Paul Kosasa                                 April 14, 1999
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/s/ Gilbert J. Matsumoto                        April 14, 1999
--------------------------------------------   ---------------
/s/ Daniel M. Nagamine                          April 14, 1999
--------------------------------------------   ---------------
/s/ Naoaki Shibuya                              April 14, 1999
--------------------------------------------   ---------------
/s/ Minoru Ueda                                 April 14, 1999
--------------------------------------------   ---------------


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                      1999 ANNUAL EXECUTIVE INCENTIVE PLAN
                                  PARTICIPANTS

Joichi Saito                                Chairman of the Board & CEO
Naoaki Shibuya                              President & COO
Austin Imamura                              EVP Credit Administration Group Mgr.
Neal Kanda                                  EVP Finance & Operations Group Mgr.
Wayne Kirihara                              SVP & Retail Banking Group Mgr.
Alwyn Chikamoto                             SVP & Commercial Finance Group Mgr.
Walter Horikoshi                            SVP & Credit and Legal Div. Mgr.
Raymond Kurosu                              SVP & Operations Div. Mgr.
David Chang                                 SVP & Information Services Div. Mgr.
